News Release

Artio Global Investors Inc.

Artio Global Investors Inc. Announces March Month-End Assets Under Management; First Quarter 2011 Results to be Released on April 28, 2011

New York – (BUSINESS WIRE) – April 12, 2011 – Artio Global Investors Inc. (NYSE: ART) (the “Company”) today reported preliminary month-end assets under management of $51.3 billion as of March 31, 2011, compared to $53.1 billion as of February 28, 2011.

First Quarter Results Conference Call Information

The Company plans to announce its results for the first quarter of 2011 on Thursday, April 28, 2011, in a news release that will be issued at approximately 7:00 a.m. Eastern Time.  The news release will also be available in the Investor Relations section of the Company’s website at www.ir.artioglobal.com.

Richard Pell, Chairman, Chief Executive Officer and Chief Investment Officer, Glen Wisher, President, and Frank Harte, Chief Financial Officer, plan to host a conference call that day at 8:00 a.m. Eastern Time to discuss these results.  The call will be open to the public and can be accessed by dialing 1 888 680 0860 (callers inside the U.S.) or +1 617 213 4852 (callers outside the U.S.).  The number should be dialed at least ten minutes prior to the start of the call.  The passcode for the call will be 17001400.

To pre-register for the conference call please use the following link:
https://www.theconferencingservice.com/prereg/key.process?key=PX99AWUXF.

A simultaneous webcast of the call (on a listen-only basis), as well as an audio replay, will be available to the public on the Company’s Investor Relations website at www.ir.artioglobal.com.

About Us

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC (“Artio Global”), a registered investment adviser headquartered in New York City that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients.

Best known for International Equities, Artio Global also offers a select group of other investment strategies, including High Grade Fixed Income, High Yield and Global Equity, as well as a series of US Equity strategies.  Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and mutual funds.

Since 1995, our investment professionals have built a successful long-term track record by taking an unconventional approach to investing.  Based on a philosophy of style-agnostic investing across a broad range of opportunities, we have consistently pursued a global approach that we believe provides critical insights, thereby adding value for clients over the long term.

For more information, please visit www.artioglobal.com.

Investor Contact:	Media Contact:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com